Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
of Summit Materials, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Summit Materials, Inc. of our report dated February 6, 2019, with respect to the consolidated balance sheets of Summit Materials, Inc. as of December 29, 2018 and December 30, 2017, and the related consolidated statements of operations, comprehensive loss, cash flows and changes in redeemable noncontrolling interest and stockholders’ equity and for each of the fiscal years ended December 29, 2018, December 30, 2017, and December 31, 2016 and the related notes, and the effectiveness of internal control over financial reporting as of December 29, 2018 incorporated therein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

January 6, 2020